foregoing percentage limitation with or without notice, or redemption of shares, in order to protect the Company's status as a qualified REIT.

Registrar and Transfer Agent

        The transfer agent and registrar for the Common Stock is Chemical Mellon Shareholder Services, L.L.C.


                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from the Common Stock sold by the Selling Shareholders nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit.



                              SELLING SHAREHOLDERS

         The Exchange Shares issuable upon exchange of the Units are being registered by the Company under the terms of the Registration Rights Agreement. The Company is registering the Exchange Shares for resale by the Selling Shareholders listed below, each of which is a transferee of Northpoint Associates No. 18, a California limited liability company, the initial limited partner of the Partnership. Selling Shareholders Barry C. L. Fernald and Larry
D. Russel have served as directors the Company since November 1996.

         The following table provides the names of each Selling Shareholder and the number of Exchange Shares to be owned upon exchange of Units by each Selling Shareholder that are being registered hereunder. Since the Selling Shareholders may sell all, some or none of their Exchange Shares, no estimate can be made of the aggregate number of Exchange Shares that are to be offered hereby or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates. If, however, each of the Selling Shareholders were to sell all of the Exchange Shares set forth across from his name, the Selling Shareholders would no longer own any Common Stock or Units.

         The Exchange Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:


                                   NUMBER OF                  PERCENT OF TOTAL SHARES
NAME                               SHARES(1)                  OUTSTANDING (1)
Barry C. L. Fernald                   406,250                         2.9%
Larry D. Russel                       406,250                         2.9%
G. Gerald Engles                      406,250                         2.9%
Gary Filizetti                        406,250                         2.9%
                                    ---------                        ----

                                    1,625,000                        11.6%
                                    =========                        ====

(1)  Assumes the issuance of all of the Exchange Shares.



                                EXCHANGE OF UNITS

General

        Each Unitholder may, after October 31, 1997 and subject to certain limitations, require that the Company exchange all or a portion of the Units held by such holder by delivering a notice to the Company. Upon exchange, a Unitholder will receive, at the sole option of the Company, either (i) a number of shares of Common Stock equal to the number of Units exchanged, or (ii) cash in an amount equal to the market value of the number of shares of Common Stock the Unitholder would have received pursuant to (i). The market value of the Common Stock for this purpose will be equal to the average of the closing trading price of the Company's Common Stock for the 10 trading days before the day on which the exchange notice was received by the Company.

        The Company anticipates that it generally will elect to satisfy any exchange right exercised by a Unitholder through the issuance of the shares of Common Stock pursuant to this Prospectus, whereupon the Company will acquire the Units being exchanged and such Units will automatically be deemed to be an equal number of general partnership units owned by the Company. Such an acquisition by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See "- -Tax Consequences of Exchange" below. Upon exchange, such Unitholder's right to receive distributions with respect to the Units exchanged will cease. However, the Unitholder will then have rights as a shareholder of the Company from the time of his or her acquisition of Common Stock, including the payment of dividends.

        A Unitholder must notify the Company of the holder's desire to require the Company to exchange Units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from the Company. An exchange generally will occur on the 7th calendar day after the notice is delivered by the Unitholder (or 15th calendar day if the Company elects to pay the Unitholder cash), except that no exchange can occur if the delivery of Exchange Shares would cause any violation of the Securities Act, the Exchange Act, or any applicable state securities law, or cause the Company to be out of compliance with REIT requirements.

Tax Consequences of Exchange

        The following discussion summarizes certain Federal income tax considerations that may be relevant to a Unitholder who exercises his or her right to require the exchange of his or her Units.

        Tax Treatment of Exchange of Units. If a Unitholder exercises his or her right to require the exchange of Units, the Partnership Agreement provides that the exchange will be treated by the

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Mateo, State of California, on the 5th day of November, 1997.


FRANKLIN SELECT REALTY TRUST


By: /s/ David P. Goss
---------------------------
David P. Goss
Chief Executive Officer





PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



        Signature                           Title                        Date
        ---------                           -----                        ----
/s/ David P. Goss              Chief Executive Office,               November 5, 1997
-----------------------------  President (Principal
David P. Goss                  Executive Officer) and Director



    Mark A. TenBoer*           Vice President-Finance                November 5, 1997
-----------------------------  and Chief Financial Officer
Mark A. TenBoer                (Principal Financial and
                               Accounting Officer)



   Barry C. L. Fernald*        Director                              November 5, 1997
-----------------------------
Barry C. L. Fernald

        Signature                           Title                        Date
        ---------                           -----                        ----

   Lloyd D. Hanford, Jr.*      Director                              November 5, 1997
-----------------------------
Lloyd D. Hanford, Jr.



   Egon H. Kraus*              Director                              November 5, 1997
-----------------------------
Egon H. Kraus



   E. Samuel Wheeler*          Director                              November 5, 1997
-----------------------------
E. Samuel Wheeler

*By  /s/ David P. Goss
    -------------------------
    David P. Goss
    Attorney-in Fact



                                     - 34 -